Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

News Release

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET’S CHARGES CAUSE

FOURTH QUARTER 2004 NET LOSS

OF $86 MILLION OR $.77 PER DILUTED SHARE

Settlement of Provider Claims Issues, Prior Period Reserve Increases

and Other Costs Result in $252 Million in Pretax Charges

Company Issues Guidance of Between $2.30 to $2.50 Earnings

Per Diluted Share for 2005

LOS ANGELES, February 8, 2005 – Health Net, Inc. (NYSE: HNT) today announced 2004 fourth quarter net loss per diluted share of $.77 compared with earnings of $.77 per diluted share in the fourth quarter of 2003 and earnings of $.64 per diluted share in the third quarter of 2004.

Included in the results for the fourth quarter of 2004 is the full effect of a $252 million pretax charge comprised of the following:

•	$169 million of expenses associated with provider settlements relating to claims processing and payment issues that have been or are being resolved;

•	$65 million of expenses for prior period reserve developments;

•	$18 million in asset impairment and restructuring charges and other expenses.

A table outlining the allocation of the $252 million in fourth quarter 2004 pretax charges to the fourth quarter 2004 income statement line items is attached to this release.

The provider settlement expenses, which reflect the majority of the charge, were recorded following a thorough review and management’s decision in the fourth quarter of 2004 to settle a large number of provider claims in the company’s California and Northeast health plans relating to claims issues from 2001 to 2004.

“In completing our review, we decided to address issues that restrained our performance in 2004 and put them in the past. We believe that pursuing resolution of the provider matters, including the completion of contract revisions, will assure ongoing network stability. We believe that our higher reserve levels reflect a higher cost trend related to changed payment practices seen in 2004 than was previously expected. As a result of our ongoing pricing discipline, we believe Health Net will be in a better position to achieve consistent and predictable performance in 2005,” said Jay Gellert, president and chief executive officer of Health Net.

Revenues

Health Net’s total revenues increased 3.2 percent in the fourth quarter of 2004 to $2,867,593,000 from $2,779,632,000 in the fourth quarter of 2003. Health plan services revenue climbed 3.0 percent to $2,363,786,000 in the fourth quarter of 2004 compared to $2,295,217,000 in the fourth quarter of 2003.

The gains in Health plan services revenue resulted from higher commercial and Medicare premium yields across the company’s health plans. In the fourth quarter of 2004, the overall health plan revenue per member per month (PMPM), including commercial, Medicare and Medicaid enrollment, rose 9.0 percent compared to the same period in 2003. Commercial premium yields climbed 10.7 percent compared to the fourth quarter of 2003.

“We continue to achieve our pricing goals,” said Buddy Piszel, executive vice president and chief financial officer of Health Net. “The pricing we achieved in the second half of 2004 positions us well for 2005 when we expect to complete the repricing of the entire commercial book in the first half of this year.”

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, was down 3.3 percent in the fourth quarter of 2004 compared with the third quarter of 2004.

“As expected, our disciplined pricing continues to result in lower commercial enrollment. In the fourth quarter of 2004, enrollment in California declined somewhat more than earlier expectations. The decline, however, was the result of our ongoing adherence to premium pricing that accurately reflects cost trends,” Piszel added.

Countering the overall enrollment trend, Oregon commercial enrollment increased by more than 5,400 members in the fourth quarter of 2004 over the third quarter of 2004, a 4.1 percent gain.

In the fourth quarter of 2004, Health Net’s Government contracts revenue rose 5.1 percent from the fourth quarter of 2003, reaching $487,823,000. This increase was due in part to the overlap of the new TRICARE North region contract being fully implemented and the continued provision of services under the old TRICARE Region 6 contract for one month in the fourth quarter of 2004.

“We completed the transition from the last of the old TRICARE contracts on October 31, 2004, and now solely operate in the TRICARE North region. We are proud to be providing support for the families of our troops in these 23 states and the District of Columbia,” Piszel noted.

Other income decreased by $4,383,000 in the fourth quarter of 2004 compared with the fourth quarter of 2003, due to lower revenue resulting from the sale of the company’s Employer Services division in the fourth quarter of 2003.

Health Care Costs

The health plan Medical Care Ratio (MCR) increased from 81.7 percent in the fourth quarter of 2003 to 94.0 percent in the fourth quarter of 2004. This rise in the health plan MCR reflects the impact of approximately $229 million, the portion of the fourth quarter charges attributable to health care costs.

“When we look at health care costs without the charges, we believe overall commercial health care costs PMPM rose in line with industry cost trends year-over-year,” Piszel commented.

The Government contracts cost ratio improved by 90 basis points to 95.6 percent for the fourth quarter of 2004 compared to the fourth quarter of 2003. This improvement is due in part to bid price adjustment and change order activity in the fourth quarter of 2004 associated with the old TRICARE contracts.

Administrative Expenses

In the fourth quarter of 2004, total general, administrative and depreciation expenses increased by $1,404,000 to $246,096,000 compared to expenses of $244,692,000 in the fourth quarter of 2003. Compared to the third quarter of 2004, total general, administrative and depreciation expenses in the fourth quarter of 2004 increased by $28,422,000. The increase was driven by approximately $12 million of fourth quarter charges related to provider settlement legal costs and by higher consulting and open enrollment-related expenses.

The $10,319,000 in asset impairment and restructuring charges in the fourth quarter of 2004 compare to asset impairment and restructuring charges of $16,409,000 in the fourth quarter of 2003. Impairment expenses associated with investments and fixed assets totaled $5,900,000 in the fourth quarter of 2004. The company also recorded $2,700,000 in the fourth quarter of 2004 related to severance and related benefits expenses. Lastly, the company recorded $1,700,000 for lease termination expenses associated with the exit of certain properties as part of the TRICARE contract transition.

Health Net’s selling expenses decreased by $2,884,000 to $56,137,000 in the fourth quarter of 2004 compared with $59,021,000 in the same period in 2003, consistent with the decline in Small Group and Individual enrollment in 2004. The selling costs ratio was 2.4 percent for the fourth quarter of 2004, compared with 2.6 percent in the same period last year.

The company noted that its comprehensive systems consolidation project, known as Health Net One, continues to achieve key milestones. The company has decided to accelerate medical management system enhancements in 2005 and to defer the claims conversion in California and Oregon until 2006.

“In order to ensure a full year of claims payment stability in California, we have decided to postpone until 2006 the conversion of the California and Oregon claims systems,” Piszel explained.

Balance Sheet Highlights

Cash and investments as of December 31, 2004 were $1,782,102,000 compared with $1,705,872,000 as of September 30, 2004.

The TRICARE receivable decreased by $18,168,000 from the end of the third quarter of 2004 to $118,167,000 as of December 31, 2004, consistent with expectations surrounding the contract transitions and seasonal patterns.

Debt decreased by $3,990,000 from September 30, 2004 to $397,760,000 as of December 31, 2004, primarily due to the mark-to-market adjustment of the interest rate swap contracts the company uses to hedge against interest rate risk associated with the company’s outstanding fixed rate senior notes.

The company’s debt-to-total capital ratio was 23.8 percent as of December 31, 2004 compared to 22.9 percent as of September 30, 2004. The increase of the ratio was a result of the net loss recorded in the fourth quarter of 2004, which reduced stockholders’ equity.

The provider settlement expenses and the expenses recorded for prior period reserve developments resulted in an increase of $179,057,000, or 18 percent, to the balance sheet account, “Reserves for claims and other settlements,” compared with the amount recorded at September 30, 2004.

Interest expense was $1,303,000 higher in the fourth quarter of 2004 compared to the third quarter of 2004. This was due to higher floating interest rates and additional interest expense incurred on the senior notes following the downgrade of the company’s senior unsecured debt rating in September 2004.

Days claims payable decreased to 44.7 days for the fourth quarter of 2004 compared with 46.2 days for the third quarter of 2004, and declined by 4.7 days compared to the fourth quarter of 2003, a direct result of the substantially higher level of paid claims in 2004 compared to 2003.

Cash Flow

Cash flow provided by operations in the fourth quarter of 2004 amounted to $2,597,000 compared to cash flow provided by operations of $179,986,000 in the fourth quarter of 2003. The company did not receive its December Medicare payment until January 2005. This caused cash flow to be lower by approximately $72 million in the fourth quarter of 2004.

On September 13, 2004, the company announced that it would not repurchase shares of common stock under its share repurchase program through the end of 2004. The share repurchase program remains on hold. The company will continue to reevaluate its position on share repurchase as 2005 progresses.

Medicare

The company noted that it is engaged in a comprehensive review of its Medicare strategies to prepare for implementation of the Medicare Modernization Act of 2003 and its Part D Drug Benefit in January of next year.

“We have a team examining all potential Medicare opportunities for Health Net. With more than 170,000 members, we have been and we intend to continue to be a major Medicare participant,” Piszel added.

Outlook

Health Net believes its earnings per diluted share for the full year 2005 will be between $2.30 and $2.50. The company believes that its earnings per diluted share in the first quarter of 2005 will be between $.50 and $.55.

“Our initial commercial pricing and enrollment results for 2005 are encouraging. We believe yields will increase by more than 11 percent for customers renewing in the first quarter. Enrollment is coming in somewhat better than we had planned,” Piszel commented.

“For the full year, we now believe that commercial enrollment will be down modestly overall; however, we expect to gain membership in several markets in the second half of the year,” he added.

Conference Call

As previously announced, Health Net will discuss the company’s fourth quarter and year-end 2004 results during a conference call with investors on Tuesday, February 8, 2005, at approximately 11:00 a.m. EST. To listen to the call, please dial 719.457.2658, code 5594984. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. The replay of the conference call will be available following the call on Tuesday, February 8, 2005 through February 12, 2005, by dialing 719.457.0820, code 5594984. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2003, Quarterly Reports on Form 10-Q for the first, second and third quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.5 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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[Eight pages of tables follow]

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Year Ended December 31,
	2003	2004
REVENUES:
Health plan services premiums	$9,093,219	$9,560,244
Government contracts	1,865,773	2,021,871
Net investment income	59,332	58,147
Other income	46,378	6,131

Total revenues	11,064,702	11,646,393

EXPENSES:
Health plan services	7,516,838	8,413,638
Government contracts	1,789,523	1,927,598
General and administrative	912,531	888,480
Selling	233,519	240,117
Depreciation	55,903	41,426
Amortization	2,774	2,862
Interest	39,135	33,133

	10,550,223	11,547,254

Asset impairments and restructuring charges	16,409	32,893
Gain on sale of businesses	(18,901)	(1,170)

Total expenses	10,547,731	11,578,977

Income from continuing operations before income taxes	516,971	67,416
Income tax provision	193,891	24,812

Income from continuing operations	323,080	42,604

Discontinued operations:
Loss on settlement from disposition, net of tax	(89,050)	—

Net income	$234,030	$42,604

Basic earnings per share	$2.02	$0.38

Diluted earnings per share	$1.98	$0.38

Basic	115,999	111,859
Diluted	118,278	113,038
Ratios:
Health plan services MCR	82.7%	88.0%
Government contracts cost ratio	95.9%	95.3%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.6%	9.7%
Selling costs ratio (Selling costs / HP serv rev)	2.6%	2.5%
Days claims payable	49.8	47.7

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended December 31,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$234,030	$42,604
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	58,677	44,288
Gain on sale of businesses	(18,901)	(1,170)
Asset impairments	16,409	5,916
Other changes	5,138	3,969
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	20,163	(29,718)
Other assets	35,915	(86,499)
Amounts receivable/payable under government contracts	23,596	(164,029)
Reserves for claims and other settlements	2,737	143,012
Accounts payable and other liabilities	2,008	(13,285)

Net cash provided by (used in) operating activities	379,772	(54,912)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	294,976	282,524
Maturities of investments	572,245	274,250
Purchases of investments	(977,266)	(498,355)
Purchases of property and equipment	(54,915)	(37,946)
Cash received from the sale of businesses	90,316	11,112
Sales and purchases of restricted investments and other	(30,878)	(45,827)

Net cash used in investing activities	(105,522)	(14,242)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	42,330	19,091
Proceeds from the issuance of notes payable and other financing arrangements	5,680	—
Repayment of debt and other noncurrent liabilities	(5,864)	—
Repurchases of common stock	(288,318)	(88,706)

Net cash used in financing activities	(246,172)	(69,615)

Net increase (decrease) in cash and cash equivalents	28,078	(138,769)

Cash and cash equivalents, beginning of period	832,793	860,871

Cash and cash equivalents, end of period	$860,871	$722,102

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Fourth Quarter Ended December 31, 2003		First Quarter Ended March 31, 2004		Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004
REVENUES:
Health plan services premiums	$2,295,217		$2,404,355		$2,398,943	$2,393,160	$2,363,786
Government contracts	464,214		503,948		504,317	525,783	487,823
Net investment income	14,212		15,201		13,818	14,750	14,378
Other income	5,989		1,248		1,737	1,540	1,606

Total revenues	2,779,632		2,924,752		2,918,815	2,935,233	2,867,593

EXPENSES:
Health plan services	1,876,274		2,107,087		2,062,277	2,022,870	2,221,404
Government contracts	448,162		480,905		478,927	501,628	466,138
General and administrative	231,814		231,485		214,244	207,187	235,564
Selling	59,021		63,577		59,993	60,410	56,137
Depreciation	12,878		9,983		10,424	10,487	10,532
Amortization	767		606		606	789	861
Interest	9,841		8,438		7,304	8,044	9,347

	2,638,757		2,902,081		2,833,775	2,811,415	2,999,983

Asset impairments and restructuring charges	16,409	(a)	—		17,402 (d)	5,172 (d)	10,319 (g)
(Gain) loss on sale of businesses	(18,901	)(b)	(1,875	)(c)	—	400 (e)	305 (f)

Total expenses	2,636,265		2,900,206		2,851,177	2,816,987	3,010,607

Income (loss) from continuing operations before income taxes	143,367		24,546		67,638	118,246	(143,014)
Income tax provision (benefit)	54,018		9,534		26,272	46,391	(57,385)

Net income (loss)	$89,349		$15,012		$41,366	$71,855	$(85,629)

Basic earnings (loss) per share	$0.79		$0.13		$0.37	$0.64	$(0.77)

Diluted earnings (loss) per share	$0.77		$0.13		$0.36	$0.64	$(0.77)

Weighted average shares outstanding:
Basic	113,515		112,600		112,574	111,440	110,844
Diluted	115,943		114,342		113,460	112,397	110,844
Ratios:
Health plan services MCR	81.7%		87.6%		86.0%	84.5%	94.0%
Government contracts cost ratio	96.5%		95.4%		95.0%	95.4%	95.6%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.6%		10.0%		9.4%	9.1%	10.4%
Selling costs ratio (Selling costs / HP serv rev)	2.6%		2.6%		2.5%	2.5%	2.4%
Days claims payable	49.4		45.2		46.6	46.2	44.7

Health Net, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$860,871	$684,782	$467,565	$622,903	$722,102
Investments - available for sale	1,082,789	1,042,021	1,153,222	1,082,969	1,060,000
Premiums receivable, net	144,968	186,178	151,619	118,201	118,521
Amounts receivable under government contracts	90,928	121,037	128,960	136,335	118,167
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	—	—	—	114,618	173,951
Reinsurance and other receivables	105,074	94,469	93,920	102,494	92,435
Deferred taxes	43,008	40,827	40,652	41,162	98,659
Other assets	84,842	92,404	103,907	99,578	97,163

Total current assets	2,412,480	2,261,718	2,139,845	2,318,260	2,480,998

Property and equipment, net	190,900	186,700	186,570	185,291	184,643
Goodwill, net	729,506	723,595	723,595	723,595	723,595
Other intangible assets, net	19,918	19,313	21,505	22,716	21,855
Deferred taxes	44,769	41,409	41,868	18,327	23,737
Other noncurrent assets	151,703	214,894	282,258	249,912	207,050

Total Assets	$3,549,276	$3,447,629	$3,395,641	$3,518,101	$3,641,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,024,550	$1,069,247	$1,042,831	$990,240	$1,169,297
Health care and other costs payable under government contracts	256,009	233,331	216,816	201,494	119,219
IBNR health care costs payable under TRICARE North contract	—	—	—	114,618	173,951
Unearned premiums	178,115	95,614	85,894	78,832	128,450
Accounts payable and other liabilities	315,031	272,000	254,453	296,782	258,923

Total current liabilities	1,773,705	1,670,192	1,599,994	1,681,966	1,849,840
Senior notes payable	398,963	406,603	384,220	401,750	397,760
Other noncurrent liabilities	82,383	78,958	95,243	81,657	121,398

Total Liabilities	2,255,051	2,155,753	2,079,457	2,165,373	2,368,998

Stockholders’ Equity
Common stock and additional paid-in capital	789,392	794,602	798,432	805,426	811,426
Restricted common stock	5,885	6,027	5,855	6,483	7,188
Unearned compensation	(3,995)	(3,624)	(3,121)	(3,999)	(4,110)
Treasury common stock, at cost	(549,102)	(577,484)	(580,634)	(632,926)	(632,926)
Retained earnings	1,051,776	1,066,788	1,108,154	1,180,009	1,094,380
Accumulated other comprehensive income (loss)	269	5,567	(12,502)	(2,265)	(3,078)

Total Stockholders’ Equity	1,294,225	1,291,876	1,316,184	1,352,728	1,272,880

Total Liabilities and Stockholders’ Equity	$3,549,276	$3,447,629	$3,395,641	$3,518,101	$3,641,878

Debt-to-Total Capital Ratio	23.6%	23.9%	22.6%	22.9%	23.8%

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Fourth Quarter Ended December 31, 2003	First Quarter Ended March 31, 2004	Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$89,349	$15,012	$41,366	$71,855	$(85,629)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	13,645	10,589	11,030	11,276	11,393
(Gain) loss on sale of businesses	(18,901)	(1,875)	—	400	305
Asset impairments	16,409	—	—	—	5,916
Other changes	270	(898)	1,518	546	2,803
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	87,769	(130,211)	24,839	26,356	49,298
Other assets	27,944	4,718	515	5,140	(96,872)
Amounts receivable/payable under government contracts	43,603	(52,787)	(24,438)	(22,697)	(64,107)
Reserves for claims and other settlements	37,154	42,962	(26,416)	(52,591)	179,057
Accounts payable and other liabilities	(117,256)	(42,085)	(15,900)	44,267	433

Net cash provided by (used in) operating activities	179,986	(154,575)	12,514	84,552	2,597

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	32,243	125,015	65,320	79,438	12,751
Maturities of investments	121,944	112,345	84,102	30,632	47,171
Purchases of investments	(259,912)	(186,289)	(284,446)	(22,774)	(4,846)
Purchases of property and equipment	(12,435)	(5,853)	(10,045)	(9,178)	(12,870)
Cash received (paid) from the sale of businesses	90,316	11,026	—	(400)	486
Sales and purchases of restricted investments and other	(4,685)	(49,279)	(84,552)	39,307	48,697

Net cash (used in) provided by investing activities	(32,529)	6,965	(229,621)	117,025	91,389

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	12,798	4,785	3,040	6,053	5,213
Repurchases of common stock	(26,761)	(33,264)	(3,150)	(52,292)	—

Net cash (used in) provided by financing activities	(13,963)	(28,479)	(110)	(46,239)	5,213

Net increase (decrease) in cash and cash equivalents	133,494	(176,089)	(217,217)	155,338	99,199

Cash and cash equivalents, beginning of period	727,377	860,871	684,782	467,565	622,903

Cash and cash equivalents, end of period	$860,871	$684,782	$467,565	$622,903	$722,102

Health Net, Inc.

Notes to Consolidated Statements of Operations

Notes:

(a)	Pretax impairment charges for buildings held for sale of $2.6 million and our investment in a connectivity services company of $13.8 million.

(b)	Pretax $18.9 million gain on the sales of our Employers Services, Dental and Vision subsidiaries.

(c)	Pretax $1.9 million gain on the sales of our Subacute subsidiaries.

(d)	Pretax severance and related benefit costs related to our workforce reduction announced in May 2004.

(e)	Pretax $0.4 million additional loss on the sale of our Florida health plan resulting from the stock purchase and reinsurance settlement agreements dated September 30, 2004.

(f)	Pretax $0.3 million additional loss on the sale of Denticare and Vision.

(g)	Pretax $10.3 million asset impairments and restructuring charges due to the following:

$5.9 million asset impairment charge taken on certain investments and fixed assets

$2.7 million for severance and related benefit costs related to our workforce reduction announced in May 2004

$1.7 million for lease termination costs

HEALTH NET, INC.

Medical Covered Lives at December 31, 2004

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	12/04	09/04	12/03	12/04	09/04	12/03	12/04	09/04	12/03	12/04	09/04	12/03	12/04	09/04	12/03
Arizona	74	74	67	55	55	52	129	129	119	—	—	—	129	129	119
California	1,101	1,130	1,148	459	489	523	1,560	1,619	1,671	3	3	2	1,564	1,622	1,673
Connecticut	192	194	208	41	43	46	233	238	254	51	51	57	284	289	311
New Jersey	98	109	141	111	123	154	210	232	294	18	18	19	228	250	313
New York	144	153	155	108	110	116	252	262	271	7	7	10	259	269	281
Oregon	105	100	93	33	33	27	138	133	120	1	1	—	139	134	120
Pennsylvania	—	—	4	—	—	—	—	—	4	—	—	—	—	—	4

Total	1,714	1,760	1,816	808	853	917	2,523	2,613	2,733	81	80	88	2,603	2,693	2,821

Year over Year		(6)%			(12)%			(8)%			(8)%			(8)%
Sequential		(3)%			(5)%			(3)%			0%			(3)%

	Medicare Risk			Medicaid			Health Plan Total
	12/04	09/04	12/03	12/04	09/04	12/03	12/04	09/04	12/03
Arizona	35	36	36	—	—	—	164	164	156
California	95	97	99	696	695	702	2,355	2,414	2,475
Connecticut	27	27	27	94	95	98	405	411	436
New Jersey	—	—	—	42	43	45	270	293	358
New York	6	6	6	—	—	—	265	275	287
Oregon	9	6	0	—	—	—	148	140	121
Pennsylvania	—	—	—	—	—	—	—	—	4

Total	171	171	169	831	833	846	3,605	3,696	3,836

Year over Year		1%			(2)%			(6)%
Sequential		0%			(0)%			(2)%

	12/04	09/04	12/03
TRICARE
Previous TRICARE Contracts **	—	642	1,491
North Contract ***	2,929	2,929	—

Total TRICARE	2,929	3,571	1,491

*	Commercial Large Group includes Medicare Supplement

**	Includes only TRICARE eligible for which we have health care risk

***	Includes TRICARE eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc. (a)

Consolidated Statements of Operations

(Amounts in thousands)

	Fourth Quarter Ended December 31, 2004	Impact of Selected Costs Recorded in the Fourth Quarter Ended December 31, 2004
REVENUES
Health plan services premiums	$2,363,786
Government contracts	487,823
Investment income	14,378
Other income	1,606

Total revenues	2,867,593	—

EXPENSES
Health plan services	2,221,404	(229,400)
Government contracts	466,138
General and administrative	235,564	(12,000)
Selling	56,137
Depreciation	10,532
Amortization	861
Interest	9,347

Asset impairment and restructuring charges	10,319	(10,319)
Net (gain) loss on sale of businesses and properties	305	(305)

Total expenses	3,010,607	(252,024)

Income before income taxes and cumulative effect of a change in accounting principle	(143,014)	252,024
Income tax provision	(57,385)

Net income	$(85,629)

Basic earnings (loss) per share	$(0.77)

Diluted earnings (loss) per share	$(0.77)

Weighted average shares outstanding
Basic	110,844
Diluted Shares	110,844

(a)	This table presents the company’s consolidated operations for the fourth quarter of 2004 and the allocation of $252 million in pretax charges for the fourth quarter of 2004 to the Consolidated Statement of Operations.